UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 3, 2018

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

000-20288	91-1422237
(Commission File Number)	(IRS Employer Identification No.)

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2018, Columbia Banking System, Inc. (the “Company”) announced that Greg Sigrist has been appointed as the Executive Vice President and Chief Financial Officer of the Company and its wholly owned subsidiary, Columbia State Bank (“Columbia Bank”), effective on or before July 1, 2018, as determined by the Company at its discretion. Mr. Sigrist fills the role previously held by Clint Stein, who was appointed Chief Operating Officer of the Company and Columbia Bank in July 2017 and who has continued as the Chief Financial Officer while the Company conducted a search for a successor.

Mr. Sigrist, age 50, joins the Company following his 12-year tenure at Morgan Stanley Bank, N.A. where he was appointed Chief Financial Officer in 2014. Previously, he served for five years as Vice President, Corporate Accounting Policy/M&A Finance with Citigroup. Mr. Sigrist built the foundation of his career with Ernst & Young and McGladrey & Pullen in senior auditing roles of financial services clients including regional and community banks before transitioning into the banking industry in 2001. He earned a Bachelor’s degree in Accounting from Illinois State University and is a Certified Public Accountant in Illinois.

In connection with his appointment as Executive Vice President and Chief Financial Officer, the Company entered into an offer letter with Mr. Sigrist dated April 25, 2018 (the “Offer Letter”), which provides for the following: (i) an initial annual base salary of $375,000; (ii) a target annual cash incentive opportunity under the Company’s Annual Incentive Compensation Plan of up to 40% of annual base salary (with any annual incentive earned for 2018 based on base salary actually paid to Mr. Sigrist in 2018); (iii) a one-time signing and relocation bonus in the gross sum of $100,000, a prorated portion of which will be subject to repayment if Mr. Sigrist’s employment is terminated for cause or due to his resignation within his first two years of employment with the Company; (iv) a grant of 2,500 restricted shares of the Company upon satisfactory completion of 90 days of employment, subject to the approval of the Company’s board of directors; and (v) a long-term equity incentive opportunity for 2018 of up to 55% of annual base salary. Mr. Sigrist will also be entitled to additional benefits including the right to participate in the Company’s 401(k) plan, Supplemental Executive Retirement Plan, group medical, dental, accidental death and dismemberment and long-term disability plans and Employee Stock Purchase Plan. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the copy of such document filed as Exhibit 10.1 hereto.

There are no arrangements or understandings between Mr. Sigrist and any person pursuant to which he was selected as the Company’s and Columbia Bank’s Executive Vice President and Chief Financial Officer.

There are no family relationships between Mr. Sigrist and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer, and Mr. Sigrist is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Sigrist is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Offer Letter, dated April 20, 2018, by and between Columbia State Bank and Greg Sigrist.

99.1	Press release, dated May 3, 2018, announcing the appointment of Greg Sigrist as Executive Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2018	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ Dave Lawson
Dave Lawson Executive Vice President, Chief Human Resources Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated April 20, 2018, by and between Columbia State Bank and Greg Sigrist.

99.1	Press release, dated May 3, 2018, announcing the appointment of Greg Sigrist as Executive Vice President and Chief Financial Officer.